Exhibit 99.1

IGNYTA TO DEBUT PRECLINICAL DATA ON RXDX-106 AT THE 2016 EORTC-NCI-AACR ANNUAL MEETING

Additional data highlighting Ignyta’s pipeline of molecularly targeted oncology therapies, including entrectinib and RXDX-105, will also be presented

SAN DIEGO, November 29, 2016 — Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced its first disclosed preclinical data on RXDX-106—its potent, selective, type II pseudo-irreversible inhibitor of TYRO3, AXL and MER (or TAM) and c-MET—will be presented at the 2016 EORTC-NCI-AACR (ENA) Molecular Targets and Cancer Therapeutics Symposium in Munich, Germany, highlighting both the immuno-oncology and targeted therapeutic activity of this novel agent. Additionally, the company will present data on multiple compounds in clinical development from its robust pipeline of molecularly targeted oncology therapies, including entrectinib—an orally available, CNS-penetrant tyrosine kinase inhibitor targeting tumors that harbor TRK, ROS1 or ALK fusions—and RXDX-105—a VEGFR-sparing, potent RET inhibitor.

“We are pleased to introduce preclinical data on RXDX-106 at ENA alongside our promising clinical data for entrectinib and RXDX-105,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “RXDX-106 is an intriguing, novel agent that may offer a dual mechanism by potentiating the immune system, while also providing selective activity against key molecular targets involved in both primary oncogenesis and resistance.”

In the presented preclinical data on RXDX-106, researchers demonstrated that the agent is a potent and selective inhibitor of TAM and c-MET, and inhibited TAM-mediated and c-MET-mediated tumor growth in vivo. Additionally, researchers demonstrated, via in vitro and in vivo studies, that RXDX-106, as a single agent, appears to release the molecular brakes on immune activation in macrophages, NK cells, and T cells, resulting in the repolarization of the immune response to elicit an anti-tumor effect. Furthermore, emerging in vivo combination data suggest that RXDX-106 potentiates the activity of anti-PD-1 and anti-CTLA-4 agents. These data further support the continued evaluation of RXDX-106 in both a preclinical and clinical setting (Abstract number 73, Poster number P044; Abstract number 65, Poster number P036).

Also presented as part of this poster session were preclinical data on RXDX-105 demonstrating significant anti-tumor activity in models harboring RET fusions (Abstract number 85, Poster number P056), as well as preclinical data on entrectinib showing potent anti-tumor activity in multiple different tumor model systems driven by NTRK1/2/3, ROS1 and ALK fusions, regardless of the fusion partners or the tumor tissue of origin (Abstract number 78, Poster number P049). Additional clinical data on RXDX-105 and entrectinib will be presented later in the week at ENA.

About Ignyta, Inc.

Blazing a New Future for Patients with CancerTM

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class and best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to preclinical data with respect to RXDX-105 and RXDX-106, the implications of such preclinical data and the development of Ignyta’s product candidates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of RXDX-105 or other product candidates, or any future clinical trials of RXDX-105 or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com